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                      SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          Under Section 12(g) of the Securities Exchange Act of 1934
           or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934.


                          Commission File No. 0-23411

                         COMMUNITY NATIONAL CORPORATION
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            (Exact name of registrant as specified in its charter)


                             19 NATCHEZ TRACE DRIVE
                           LEXINGTON, TENNESSEE 38351
                                 (901) 968-6624
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $1.00 par value
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           (Title of each class of securities covered by this Form)

                                      None
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          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)   [ ]        Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)    [X]

Approximate number of holders of record as of the certificate or notice date: 30.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  March 30, 2000                By: /s/ Phillip Renfroe
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                                      Name: Phillip Renfroe
                                      Title: President